Exhibit 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Cheryl Lipp
(513) 979-5797
cheryl.lipp@bankatfirst.com

Analyst Contact:	J. Franklin Hall
(513) 979-5770
frank.hall@bankatfirst.com
First Financial Bancorp Reports Third-Quarter 2006 Earnings
•	Third-quarter net earnings of $0.31 per diluted share versus $0.33 in 2005 primarily due to the gain on the sale of branches

•	Completion of $38.1 million problem loan sale

•	Completion of sale of 10 branches and closure of 7 branches for a gain of $12.5 million or 20 cents in diluted earnings per share

•	Growth in commercial and commercial real estate loans of $125.6 million or 13.34 percent, excluding the effects of the branch sales and loan sales
HAMILTON, Ohio — October 27, 2006 — First Financial Bancorp (Nasdaq: FFBC) president and chief executive officer, Claude E. Davis, today announced third-quarter 2006 earnings of $12,119,000 or 31 cents in diluted earnings per share, compared to $14,484,000 or 33 cents in diluted earnings per share for the same period in 2005. First Financial also announced year-to-date earnings of $20,444,000 or 52 cents in diluted earnings per share, compared to $35,099,000 or 81 cents in diluted earnings per share for the same period in 2005.
Earnings from continuing operations were $12,119,000 or 31 cents per diluted share and $7,819,000 or 18 cents per diluted share for the third quarter of 2006 and 2005, respectively. Year-to-date earnings from continuing operations were $20,444,000 and $27,974,000 for 2006 and 2005, respectively.
Summary of Key Drivers:
Net interest margin fell to 3.93 percent in the third quarter due largely to deposit account migration and a 7 basis point temporary effect of a large public fund deposit account. First Financial is lowering the 2006 margin estimate to between 3.95 percent and 4.00 percent for the full year. The 2007 margin forecast is within a larger range of 3.90 percent to 4.05 percent, dependent largely on the continuation of the asset mix shift and a tapering off of the deposit account migration and planned pricing changes.

Earning asset levels in 2007 are expected to grow modestly as the counterbalancing effects of commercial loan growth and retail mortgage and indirect consumer loan runoff continue. Deposit account growth in 2007 is expected to occur with the introduction of new, competitive commercial deposit products.
Noninterest income, excluding the effects of the branch and loan sale gains, remains relatively stable with strong service charge income growth due largely to the continued benefits of the overdraft protection program introduced in 2005. The expectation for 2007 growth is commensurate with both market value growth expectations for assets under management in the Wealth Resources Group and deposit account growth.
Noninterest expense remains affected by the transition costs associated with the Strategic Plan execution. Management expects that 2007 expense levels will be more in line with peers with an anticipated efficiency ratio of between 60 and 65 percent, but is committed to the long-term goal of 55 to 60 percent.
Credit quality declined in the third quarter as measured by the nonperforming asset levels due to the addition of eight commercial and commercial real estate credits. However, annualized net charge-offs and delinquencies decreased. Management believes that the increase in nonperforming assets is not indicative of a portfolio-wide degradation of credit quality, but rather slowness in actively managing smaller credits in the nonperforming portfolio to a resolution. Management raised the level of reserves to 1.27 percent from 1.15 percent to accommodate the increase in nonperforming assets. Charge-offs were at an institutional low of 17 basis points.
Capital management efforts through share repurchase were resumed in the third quarter with the repurchase of 152,000 shares. First Financial expects to repurchase between 600,000 and 1,100,000 shares by the end of 2007.
Unless otherwise noted, all amounts discussed are pre-tax except income or loss from continuing operations, net income, and per-share data which is presented after-tax.
Due to the sale of the Fidelity Federal Savings Bank subsidiary in the third quarter of 2005, there was no 2006 activity from discontinued operations. In the third quarter of 2005, the earnings from discontinued operations were $6,665,000 or 15 cents per diluted share. Year-to-date 2005 earnings from discontinued operations were $7,125,000 or 17 cents per diluted share.
Return on average assets for the third quarter of 2006 was 1.40 percent compared to 1.50 percent for the same period in 2005. Return on average shareholders’ equity was 16.09 percent for the third quarter of 2006, versus 15.64 percent for the comparable period in 2005. Year-to-date return on average assets was 0.79 percent for 2006, compared to 1.22 percent for 2005, while return on equity was 9.18 percent for 2006 versus 12.71 percent for 2005.
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(The preceding overview of First Financial Bancorp’s earnings is supplemented with the following detail:)
Strategic Plan Review & Update:
Branch Plan
The sale of 10 branches and closure of 7 offices was completed in August of 2006. The sale of the 10 offices was completed in three separate transactions. Total net gains on sale were approximately $12.5 million or 20 cents per share. Total deposits of $109 million were assumed and total loans of $101 million were sold. The estimated proforma financial impact of the branch sales and closures, excluding the gain on sales, remains earnings neutral.
A summary of the linked-quarter balance sheet excluding the effects of the branch sales follows:

	2Q06 As			3Q06 As
	Reported	Branch Sale	3Q Activity	Reported	% Change *
Loans (end of period):
Commercial	$646,662	$(11,501)	$28,361	$663,522	4.47%
Real estate — construction	95,603	(7,460)	4,291	92,434	4.87%
Real estate — commercial	640,869	(18,476)	3,142	625,535	0.50%
Real estate — retail	721,383	(54,169)	(13,562)	653,652	-2.03%
Installment	251,463	(9,540)	(22,246)	219,677	-9.20%
Home equity	226,974	(268)	5,035	231,741	2.22%
Credit card	22,563	—	520	23,083	2.30%
Lease financing	1,396	—	(194)	1,202	-13.90%

Total loans	$2,606,913	$(101,414)	$5,347	$2,510,846	0.21%

	2Q06		% change
	Average less	3Q06	over Adjusted
	Branch Sales	Activity	2Q06
Deposits (average balances):
Interest-bearing	$153,607	$67,121	43.70%
Savings	1,041,417	(28,333)	-2.72%
Time	1,190,988	16,535	1.39%

Total interest-bearing deposits	2,386,012	55,323	2.32%
Noninterest-bearing	406,613	(15,344)	-3.77%

Total deposits	$2,792,625	$39,979	1.43%

*	% Change calculated as 3Q Activity divided by Q206 As Reported excluding the Branch Sale.
First Financial will continue to concentrate future growth plans and capital investments in larger metropolitan markets. Smaller markets have historically provided stable, low-cost funding sources to First Financial and are an important part of its funding plan. First Financial’s historical strength in a number of these markets should enable it to retain market share.
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First Financial’s branch strategy is to serve a combination of metropolitan and non-metropolitan markets in Indiana, Ohio, and Kentucky. In addition to geographic fit, each market must have growth potential and the ability to meet profit targets.
Following the completion of the branch plan, First Financial has 87 offices serving 9 distinct markets with an average branch size of approximately $33 million. The operating model for growth includes market presidents managing distinct markets with the authority to make decisions at the point of client contact.
Information Technology Update
First Financial will be converting to the Jack Henry banking system in October of 2006. It is expected that the new operating platform will enhance First Financial’s capability to deliver client services in a better, faster, and more efficient manner.
This decision is consistent with the strategic plan and is an integral component of First Financial’s comprehensive review of the use of technology. This review includes analysis of our data and voice telecommunication usage, on-line and ATM services, and other ancillary services. Expected savings as a result of this comprehensive review remain between $3 million and $4 million per year and should be fully recognized in 2007. Costs associated with this conversion will include the early termination of some existing contracts. To date, $2.6 million in early termination penalties and other one-time charges have been recorded.
Summary of Changes
The prior period estimates of the combined improvements of the strategic initiatives remain between $13.4 million and $16.9 million or 21 cents and 27 cents per share on an annualized basis. The full effect of these changes should be recognized in 2007. Management continues to review all areas for both revenue enhancement and cost savings and remains committed to achieving a 55 to 60 percent efficiency ratio in the long-term.
Current Period Operating Results
Net Interest Income:
Net interest income for the third quarter of 2006 was $30.8 million compared to $33.1 million in the third quarter of 2005, a decrease of $2.3 million or 7.00 percent. This decrease is due primarily to a planned reduction in earning assets through loan sales, exit of the indirect line of business, and the strategic decision to sell conforming mortgage loan production in the secondary market; compounded by the increase in deposit costs. Net interest income on a linked-quarter basis (third quarter of 2006 compared to second quarter of 2006) decreased $1.1 million
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or 3.52 percent. Net interest income on a year-to-date basis declined $6.1 million or 6.00 percent, which is primarily due to the continued effects of increased rates on deposits and account migration to higher yielding products.
First Financial’s net interest margin increased to 3.93 percent in the third quarter of 2006 from 3.83 percent in the third quarter of 2005. Linked-quarter net interest margin decreased 18 basis points from 4.11 percent to 3.93 percent due to the combined effects of:

June 30, 2006	4.11%
Branch sale impact	-0.07%
CD portfolio repricing	-0.12%
Loan mix shift	0.03%
Impact of an increased public fund deposit	-0.07%
Commercial loan volume increase	0.03%
Other	0.02%

September 30, 2006	3.93%
On a year-to-date basis, net interest margin increased 11 basis points from 3.92 percent in 2005, to 4.03 percent. The primary risk to our margin remains unanticipated consumer and competitor behavior in deposit products, specifically the consumer preference for higher-yielding money market accounts rather than more traditional transaction accounts, and the aggressiveness in market pricing for both transaction and certificate of deposit accounts. First Financial is reducing the full year 2006 margin estimate to between 3.95 percent and 4.00 percent from a previous estimate of between 4.05 percent and 4.10 percent. This is due largely to the effect of a product mix shift in the consumer deposit portfolio.
On a tax-equivalent basis, the third quarter 2006, net interest margin was 4.01 percent compared to a linked-quarter 4.20 percent and a third quarter 2005, tax-equivalent margin of 3.92 percent. Year-to-date tax equivalent net interest margin was 4.11 percent compared to 4.01 percent in 2005.
Average loans, net of unearned income, for the third quarter of 2006 decreased $237 million or 8.50 percent from the comparable period a year ago. On a linked-quarter basis, average outstanding loan balances decreased $67 million or 2.58 percent. On a year-to-date basis, average outstanding loan balances decreased $203 million or 7.29 percent. The decrease in the loan portfolio from 2005 was affected by the sale of $42 million in indirect marine and recreational vehicle loans at the end of the third quarter of 2005, the sale in the fourth quarter of 2005 of approximately $64 million in retail mortgage loans that no longer fit the risk profile of the company, as well as the sale in the third quarter of 2006 of $38 million in problem loan credits. Furthermore, indirect installment originations ceased in the third quarter of 2005, resulting in approximately $18 million in quarterly runoff of this portfolio. Since the end of the second quarter of 2005, the indirect loan portfolio has decreased approximately $135 million.
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Additionally, First Financial has made the strategic decision to sell most of the mortgage loan production into the secondary market instead of keeping the loans in its portfolio. In total, First Financial has sold more than $245 million in total loans since announcing the Strategic Plan in 2005.
Securities available for sale were $329.2 million at September 30, 2006, compared to $554.7 million at December 31, 2005. The combined investment portfolio was 11.23 percent and 16.47 percent of total assets at September 30, 2006, and December 31, 2005, respectively. In February of 2006, First Financial sold $179 million in investment securities and paid down $184 million in Federal Home Loan Bank borrowings. Reliance on wholesale borrowings has been greatly reduced as a result of the restructuring and is likely to continue for the next several quarters as the bank continues to use excess liquidity to fund future growth.
Noninterest Income:
Third Quarter 2006 vs. Third Quarter 2005
Third quarter 2006 noninterest income was $30.4 million, an increase of $16.4 million or 117.21 percent from the third quarter of 2005. Third quarter 2006 noninterest income included $12.5 million from the gain on the sale of the branches and $2.2 million from the gain on the problem loan sale. The third quarter of 2005 included a $1.6 million loss associated with the sale of $42 million in indirect loans. Excluding these items, noninterest income remained flat, increasing $26,000 or 0.17 percent, from the third quarter of 2005. First Financial had quarterly increases in service charges on deposit accounts of $728,000 which included the positive effects of its new overdraft program. Bankcard interchange income increased $123,000 due to both increased debit card issuance and usage, while bank-owned life insurance income decreased $155,000, trust fees decreased $218,000, and MSR impairment recapture decreased $255,000.
Third Quarter 2006 vs. Second Quarter 2006
On a linked-quarter basis, total noninterest income increased $14.6 million. This increase was due to the branch and loan sale gains discussed previously. Excluding these, noninterest income would have decreased $157,000. This decrease was primarily due to a $354,000 decrease in bank-owned life insurance income offset by a $241,000 increase in service charges on deposit accounts related to increases in nonsufficient funds charges.
Year-to-date 2006 vs. Year-to-date 2005
Year-to-date noninterest income increased $17.1 million or 39.06 percent from the comparable period in 2005. Excluding previously discussed gains in 2006 and loss in 2005, noninterest income would have increased $747,000 or 1.64 percent. This increase is primarily due to increases in service charges on deposit accounts of $2.5 million and an increase of $493,000 in miscellaneous collection fees offset by an $865,000 decrease in MSR impairment recapture, a $476,000 loss on investment securities sold, a $343,000 decrease in bank-owned life insurance income, a $256,000 decrease in trust fees, and a $246,000 decrease in investment advisory fees.
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Noninterest Expense:
Third Quarter 2006 vs. Third Quarter 2005
Total noninterest expense increased $4.6 million or 13.25 percent for the third quarter of 2006 from the third quarter of 2005. This increase was primarily due to the following items:
•	increases in salaries and benefits of $615,000 due to an increase in severance-related salaries and benefits expense of $503,000 and an increase in production bonuses of $247,000

•	$337,000 in occupancy expense primarily due to maintenance costs

•	$1.3 million in data processing expenses primarily related to early termination fees of $500,000 and acceleration of fees of $300,000 for the conversion of various systems as well as $171,000 in software license amortization

•	$810,000 in professional services primarily due to charges associated with the upcoming voice and data telecommunication improvements and with recruiting fees

•	$603,000 in marketing expense primarily associated with the new branding initiative

•	$1.3 million in other noninterest expense. The increase in other noninterest expense consists of increases in various accounts, including $511,000 in losses on fixed assets associated with the branch sale and the disposal of personal computers associated with the technology upgrade, $181,000 in credit card and merchant interchange expense that was more than offset by the increase in interchange income and merchant discount, and approximately $522,000 in conversion-related travel and supplies

•	equipment expense decrease of $397,000 due primarily to a decrease in equipment expense rent of $108,000 and service contracts of $156,000 that are not expected to continue
Third Quarter 2006 vs. Second Quarter 2006
On a linked-quarter basis, noninterest expense was $1.4 million less than the second quarter. This decrease was due to the following items:
•	decreases in salaries and employee benefits of $3.1 million due to decreased severance of $1.9 million, decreased salaries in period payroll of approximately $185,000, decreased healthcare of $395,000, and decreased retirement-related expense of $558,000

•	decreases in data processing of $335,000 due to early termination fees paid in the second quarter offset by early termination fees paid in the third quarter

•	increases in marketing of $491,000 primarily due to the branding initiative discussed earlier

•	increases in professional services of $606,000 primarily due to the data and voice telecommunication upgrade discussed previously
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Year-to-date 2006 vs. Year-to-date 2005
Year-to-date noninterest expense increased $19.2 million. Excluding the effects of the $4.3 million prepayment penalty recorded in the first quarter of 2006, noninterest expense would have increased $14.9 million due to the following items:
•	increases in salaries and employee benefits of $5.9 million due to severance charges of $3.5 million, retirement-related expense of $1.0 million, production bonuses of $658,000, and healthcare of $257,000

•	increases in occupancy expense of $1.3 million due to increased maintenance costs, utilities, and new building rent consistent with First Financial’s growth plans

•	increases in data processing of $3.3 million primarily due to early termination fees and acceleration of fees discussed previously

•	increases in professional services of $873,000 primarily due to the data and voice telecommunication upgrade discussed previously as well as consulting associated with a branch staffing model

•	increases in other noninterest expense of $3.9 million are due to increases in various accounts, including $799,000 in travel-related expenses, $706,000 in state intangible tax, and $589,000 in credit and collection expense
First Financial anticipates additional restructuring-related expenses in the fourth quarter primarily in data processing, professional services, and severance charges. These amounts will be disclosed when quantified and recognized in the period in which they are incurred.
Income Taxes:
Income tax expense related to operating income was $6.9 million and $3.3 million for the three months ended September 30, 2006 and 2005, respectively. Tax expense related to discontinued operations was $3.6 million for the three months ended September 30, 2005. Income tax expense related to operating income for the first nine months of 2006 was $10.9 million versus $12.9 million in 2005. Tax expense related to discontinued operations was $3.8 million for the nine months ended September 30, 2005.
First Financial’s overall effective tax rate for the third quarter of 2006 was 36.32 percent compared to 31.98 percent for the same period in 2005. The effective tax rate for income from continuing operations was 29.36 percent and for income from discontinued operations was 34.82 percent for the third quarter of 2005. The overall effective tax rate for the first nine months of 2006 and 2005 was 34.69 percent and 32.28 percent, respectively. Effective tax rates for income from continuing operations was 31.57 percent and for income from discontinued operations was 34.93 percent for the nine months ended September 30, 2005. The 2006 increase in the effective rate is primarily due to the third quarter recognition
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of $1,032 in income tax expense as a result of an Internal Revenue Service audit of two prior year tax returns. The effect of this tax adjustment was approximately 3 cents per share and is not expected to recur.
Credit Quality:
First Financial completed the final phase of its previously announced sale of 193 problem credits as part of its strategy to reduce overall credit risk in the loan portfolio. The sale involved $38.1 million in primarily substandard commercial, commercial real estate, and retail real estate loans that were transferred to loans held for sale at the lower of cost or estimated fair value of $28.3 million. The loans were purchased by five independent parties for a combined price of $31.2 million. The gain associated with the problem loan sale previously announced was $2.2 million or approximately 4 cents per share resulting from a sale price in excess of the estimated value reported in the second quarter. The ongoing annual impact of the loan sale is estimated to be a reduction of net interest income of $181,000 due to the reduction of certain earning assets and the redeployment of the nonaccrual loans that were nonearning assets.
Net charge-offs of $1.1 million for the third quarter of 2006 were $1.7 million less than the $2.8 million reported as net charge-offs for the third quarter of 2005. Year-to-date net charge-offs, excluding the effect of the loan sale write-down recorded in the second quarter of 2006, were $6.2 million in 2006, up $645,000 from $5.6 million recorded in 2005. Including the write-down, net charge-offs were up $9.0 million.
Total underperforming assets, which includes nonaccrual loans, restructured loans, other real estate owned, and loans 90 days or more past due and still accruing, decreased $6.8 million to $22.9 million at the end of the third quarter of 2006 from $29.7 million at the end of the third quarter of 2005. The decrease in underperforming assets was due to a decrease in nonaccrual loans of $5.9 million primarily attributable to the impact of the loan sale. A large percentage of the underperforming loans are secured by real estate. On a linked-quarter basis, total underperforming assets decreased $7.0 million of which nonaccrual loans decreased $5.3 million primarily attributable to the impact of the loan sale. Excluding loans held for sale, total underperforming assets on a linked-quarter basis increased $7.1 million. The increase in underperforming assets on a linked-quarter basis is due to an increase in nonaccrual loans of $6.5 million primarily attributable to eight commercial and commercial real estate loan client relationships totalling of $4.1 million. First Financial is actively focused on the nonaccrual loans remaining in the portfolio subsequent to the loan sale. Despite the increase in the nonaccrual loans on a linked- quarter basis, First Financial does not believe that this is indicative of an overall degradation in the credit quality of the portfolio. These credits have been appropriately considered in establishing the allowance for loan losses at September 30, 2006.
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Nonperforming assets to ending loans decreased to 0.88 percent as of September 30, 2006, from 1.02 percent as of the end of the third quarter of 2005 and decreased from 1.10 percent on the linked-quarter. Excluding loans held for sale in the third quarter, the nonperforming assets to ending loans ratio as of June 30, 2006, was 0.58 percent.
The provision for loan losses for the third quarter of 2006 was $2,888,000 compared to $1,351,000 for the same period in 2005. The provision is a result of management’s quarterly analysis of the adequacy of the allowance for loan losses. The allowance to ending loans ratio as of September 30, 2006, was 1.27 percent versus 1.54 percent for the same quarter a year ago and 1.15 percent as of June 30, 2006. It is management’s belief that the allowance for loan losses of $31.9 million is adequate to absorb probable credit losses inherent in the portfolio, and the changes in the allowance and the resultant provision are consistent with the internal assessment of the risk in the loan portfolios.
Earnings Conference Call and Webcast
On October 27, 2006, First Financial will host an earnings conference call that will be webcast live at 11:00 a.m. EDT. The presenters will be Claude E. Davis, president and chief executive officer, C. Douglas Lefferson, executive vice president and chief operating officer, and J. Franklin Hall, senior vice president and chief financial officer. Anyone may participate in the conference call by telephoning 1-877-407-8031 (no passcode needed) or by logging on to the company’s website (http://ffbc-oh.com) for a live audio webcast of the call. Click on the Investor Information section and choose the category of News. Listeners should allow an extra five minutes to be connected to the call or webcast. The event will also be archived on the company’s website for one year.
Anyone who wishes to hear a replay of the event by telephone may dial 1-877-660-6853, account number 286, conference ID number 216645 between 5:00 p.m. EDT on October 27, 2006, and 5:00 p.m. EST on November 3, 2006.
First Financial plans to file the SEC Form 10-Q on Tuesday, October 31, 2006.
This release should be read in conjunction with the consolidated financial statements, notes, and tables attached and in the First Financial Bancorp Annual Report on Form 10-K for the year ended December 31, 2005. Management’s analysis contains forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the ability of the company to implement its strategic plan, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2005 Form 10-K and other public documents filed with the SEC. These documents are available on our investor relations website at www.ffbc-oh.com and on the SEC’s website at www.sec.gov.
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FIRST FINANCIAL BANCORP.
CONSOLIDATED FINANCIAL DATA
(Dollars in thousand, except per share)
(Unaudited)

						Nine months ended
	Sep. 30,	June 30,	March 31,	Dec. 31,	Sep. 30,	Sep. 30,
	2006	2006	2006	2005	2005	2006	2005
EARNINGS
Net interest income	$30,823	$31,947	$32,199	$31,939	$33,143	$94,969	$101,028
Earnings from continuing operations	12,119	4,358	3,967	2,834	7,819	20,444	27,974
Earnings from discontinued operations	0	0	0	0	6,665	0	7,125
Net earnings	12,119	4,358	3,967	2,834	14,484	20,444	35,099
Earnings per share from continuing operations — basic	$0.31	$0.11	$0.10	$0.07	$0.18	$0.52	$0.64
Earnings per share from continuing operations — diluted	$0.31	$0.11	$0.10	$0.07	$0.18	$0.52	$0.64
Earnings per share from discontinued operations — basic	$0.00	$0.00	$0.00	$0.00	$0.15	$0.00	$0.17
Earnings per share from discontinued operations — diluted	$0.00	$0.00	$0.00	$0.00	$0.15	$0.00	$0.17
Net earnings per share — basic	$0.31	$0.11	$0.10	$0.07	$0.33	$0.52	$0.81
Net earnings per share — diluted	$0.31	$0.11	$0.10	$0.07	$0.33	$0.52	$0.81

KEY RATIOS
Return on average assets	1.40%	0.51%	0.45%	0.30%	1.50%	0.79%	1.22%
Return on average shareholders’ equity	16.09%	5.90%	5.39%	3.20%	15.64%	9.18%	12.71%
Return on average tangible shareholders’ equity	18.20%	6.70%	6.12%	3.57%	17.32%	10.39%	14.07%
Average shareholders’ equity to average assets	8.72%	8.64%	8.42%	9.44%	9.60%	8.59%	9.61%
Net interest margin	3.93%	4.11%	4.04%	3.72%	3.83%	4.03%	3.92%
Net interest margin (fully tax equivalent) (1)	4.01%	4.20%	4.12%	3.80%	3.92%	4.11%	4.01%

COMMON STOCK DATA
Average basic shares outstanding	39,612,408	39,605,631	39,560,109	42,069,965	43,166,270	39,592,908	43,422,516
Average diluted shares outstanding	39,619,786	39,619,729	39,612,496	42,180,824	43,262,371	39,623,911	43,503,393
Ending shares outstanding	39,507,716	39,660,341	39,562,350	39,563,480	42,978,981	39,507,716	42,978,981
Market price:
High	16.04	$16.68	$18.32	$19.30	$19.80	$18.32	$19.80
Low	14.20	$14.63	$15.88	$17.51	$16.99	$14.20	$16.65
Close	15.91	$14.91	$16.64	$17.52	$18.61	$15.91	$18.61
Book value	$7.58	$7.37	$7.50	$7.58	$8.59	$7.58	$8.59
Common dividend declared	$0.16	$0.16	$0.16	$0.16	$0.16	$0.48	$0.48

AVERAGE BALANCE SHEET ITEMS
Loans less unearned income (4)	$2,580,005	$2,614,598	$2,596,755	$2,657,156	$2,783,315	$2,597,057	$2,789,031
Investment securities	370,095	380,532	497,528	620,868	625,418	415,585	638,729
Other earning assets	158,940	122,413	141,513	127,701	20,938	141,019	18,766

Total earning assets	3,109,040	3,117,543	3,235,796	3,405,725	3,429,671	3,153,661	3,446,526
Total assets	3,426,417	3,428,839	3,545,412	3,719,197	3,827,395	3,466,453	3,842,235
Noninterest-bearing deposits	401,685	424,227	417,061	433,228	428,881	414,268	429,221
Interest-bearing deposits	2,492,898	2,477,026	2,486,336	2,488,062	2,473,697	2,485,444	2,472,673

Total deposits	2,894,583	2,901,253	2,903,397	2,921,290	2,902,578	2,899,712	2,901,894
Borrowings	200,856	202,792	313,743	418,388	446,939	238,717	452,063
Shareholders’ equity	298,909	296,087	298,578	350,934	367,472	297,859	369,247

CREDIT QUALITY
Ending allowance for loan losses	31,888	$30,085	$40,656	$42,485	$42,036	$31,888	$42,036
Nonperforming assets:
Nonaccrual (2)	18,692	12,202	26,838	24,961	24,563	18,692	24,563
Restructured (2)	603	610	3,293	3,408	808	603	808
OREO	2,859	2,277	2,675	3,162	2,595	2,859	2,595

Total nonperforming assets (2)	22,154	15,089	32,806	31,531	27,966	22,154	27,966

Loans delinquent over 90 days (2)	788	758	1,104	1,359	1,779	788	1,779

Gross charge-offs:
Commercial	(1,238)	(3,521)	(1,516)	(1,066)	(1,839)	(6,275)	(3,611)
Commercial real estate	(119)	(5,818)	(276)	(449)	(94)	(6,213)	(301)
Retail real estate	(111)	(1,910)	(202)	(220)	(121)	(2,223)	(676)
All other	(689)	(762)	(1,271)	(1,583)	(1,279)	(2,722)	(3,684)

Total gross charge-offs (3)	(2,157)	(12,011)	(3,265)	(3,318)	(3,333)	(17,433)	(8,272)

Recoveries:
Commercial	458	476	188	212	205	1,122	936
Commercial real estate	129	57	50	4	4	236	17
Retail real estate	130	78	10	141	24	218	96
All other	355	469	436	395	279	1,260	1,627

Total recoveries	1,072	1,080	684	752	512	2,836	2,676

Total net charge-offs	(1,085)	(10,931)	(2,581)	(2,566)	(2,821)	(14,597)	(5,596)

CREDIT QUALITY RATIOS
Allowance to ending loans, net of unearned income	1.27%	1.15%	1.56%	1.62%	1.54%	1.27%	1.54%
Nonperforming assets to ending loans, net of unearned income plus OREO (2)	0.88%	0.58%	1.25%	1.20%	1.02%	0.88%	1.02%
90 days past due to loans, net of unearned income (2)	0.03%	0.03%	0.04%	0.05%	0.07%	0.03%	0.07%
Net charge-offs to average loans, net of unearned income (3)	0.17%	1.68%	0.40%	0.38%	0.40%	0.75%	0.27%

(1)	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

(2)	June 30, 2006 amounts and ratios exclude loans held for sale.

(3)	June 30, 2006 charge-offs include $8,356 in loans held for sale write-downs to the lower of cost or estimated fair market value.

(4)	Includes loans held for sale

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands)
(Unaudited)

			Three months ended,			Nine months ended,
	Sep. 30,	June 30,	March 31,	Dec. 31,	Sep. 30,	Sep. 30,
	2006	2006	2006	2005	2005	2006	2005
Interest income
Loans, including fees	$45,484	$44,386	$42,857	$42,766	$44,122	$132,727	$129,870
Investment securities
Taxable	3,728	3,798	5,141	5,481	5,219	12,667	16,016
Tax-exempt	996	1,057	1,104	1,173	1,221	3,157	3,690

Total investment securities interest	4,724	4,855	6,245	6,654	6,440	15,824	19,706

Interest-bearing deposits with other banks	0	0	0	0	0	0	1
Federal funds sold and securities purchased under agreements to resell	2,116	1,500	1,582	1,297	178	5,198	403

Total interest income	52,324	50,741	50,684	50,717	50,740	153,749	149,980

Interest expense
Deposits	19,176	16,554	14,933	14,015	12,779	50,663	34,639
Short-term borrowings	953	892	896	473	520	2,741	1,488
Long-term borrowings	686	709	2,058	3,720	3,769	3,453	11,358
Subordinated debentures and capital securities	686	639	598	570	529	1,923	1,467

Total interest expense	21,501	18,794	18,485	18,778	17,597	58,780	48,952

Net interest income	30,823	31,947	32,199	31,939	33,143	94,969	101,028
Provision for loan losses	2,888	360	752	3,015	1,351	4,000	2,556

Net interest income after provision for loan losses	27,935	31,587	31,447	28,924	31,792	90,969	98,472

Noninterest income
Service charges on deposit accounts	5,672	5,431	5,089	5,257	4,944	16,192	13,719
Trust revenues	3,756	3,882	4,053	4,041	3,974	11,691	11,947
Bankcard interchange income	1,700	1,745	1,648	1,621	1,577	5,093	4,565
Investment advisory fees	711	801	846	976	936	2,358	2,604
Gains (losses) from sales of loans	2,468	259	245	1,239	(1,280)	2,972	(336)
Gain on sale of branches	12,545	0	0	0	0	12,545	0
(Losses) gains on sales of investment securities	0	0	(476)	(6,519)	6	(476)	0
Other	3,577	3,723	3,349	2,764	3,852	10,649	11,384

Total noninterest income	30,429	15,841	14,754	9,379	14,009	61,024	43,883

Noninterest expenses
Salaries and employee benefits	19,968	23,110	20,217	20,270	19,353	63,295	57,420
Net occupancy	2,802	2,698	2,839	2,555	2,465	8,339	7,055
Furniture and equipment	1,297	1,334	1,480	1,297	1,694	4,111	4,979
Data processing	3,058	3,393	1,944	1,785	1,776	8,395	5,082
Marketing	1,138	647	683	704	535	2,468	1,760
Communication	821	642	667	831	758	2,130	2,254
Professional services	2,275	1,669	1,307	2,088	1,465	5,251	4,378
Amortization of intangibles	220	224	217	220	220	661	660
Debt extinguishment	0	0	4,295	0	0	4,295	0
Other	7,755	6,979	7,011	6,009	6,466	21,745	17,889

Total noninterest expenses	39,334	40,696	40,660	35,759	34,732	120,690	101,477

Earnings from continuing operations before income taxes	19,030	6,732	5,541	2,544	11,069	31,303	40,878
Income tax expense (benefit)	6,911	2,374	1,574	(290)	3,250	10,859	12,904

Earnings from continuing operations	12,119	4,358	3,967	2,834	7,819	20,444	27,974

Discontinued operations
Other operating (loss) income	0	0	0	0	(140)	0	583
Gain on discontinued operations	0	0	0	0	10,366	0	10,366

Earnings from discontinued operations before income taxes	0	0	0	0	10,226	0	10,949
Income tax expense	0	0	0	0	3,561	0	3,824

Earnings from discontinued operations	0	0	0	0	6,665	0	7,125

Net earnings	$12,119	$4,358	$3,967	$2,834	$14,484	$20,444	$35,099

ADDITIONAL DATA — FULLY TAX EQUIVALENT NET INTEREST INCOME*

Interest income	$52,324	$50,741	$50,684	$50,717	$50,740	$153,749	$149,980
Tax equivalent adjustment	586	696	661	723	746	1,943	2,260

Interest income — tax equivalent	52,910	51,437	51,345	51,440	51,486	155,692	152,240
Interest expense	21,501	18,794	18,485	18,778	17,597	58,780	48,952

Net interest income — tax equivalent	$31,409	$32,643	$32,860	$32,662	$33,889	$96,912	$103,288

*	The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest margin and net interest income on a fully tax equivalent basis. Therefore, management believes, these measures provide useful information to investors by allowing them to make peer comparisons. Management also uses these measures to make peer comparisons.

FIRST FINANCIAL BANCORP.
CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

	Sep.30,	Dec. 31,	Sep. 30,
	2006	2005	2005
ASSETS
Cash and due from banks	$117,067	$163,281	$156,446
Federal funds sold and securities purchased under agreements to resell	101,000	98,000	48,000
Investment securities, held-to-maturity	8,059	12,555	14,227
Investment securities, available-for-sale	329,225	554,673	564,766
Other investments	34,137	40,755	40,420
Loans
Commercial	663,522	582,594	587,691
Real estate — construction	92,434	86,022	103,314
Real estate — commercial	625,535	646,079	622,237
Real estate — retail	653,652	772,334	857,763
Installment, net of unearned	219,677	300,551	324,217
Home equity	231,741	214,649	212,335
Credit card	23,083	22,936	21,258
Lease financing	1,202	2,258	3,002

Total loans	2,510,846	2,627,423	2,731,817
Less
Allowance for loan losses	31,888	42,485	42,036

Net loans	2,478,958	2,584,938	2,689,781
Premises and equipment	78,820	73,025	72,044
Goodwill	28,261	28,116	28,117
Other intangibles	6,471	7,920	7,490
Accrued interest and other assets	125,084	127,545	120,000

Total Assets	$3,307,082	$3,690,808	$3,741,291

LIABILITIES
Deposits
Interest-bearing	$225,670	$247,187	$264,413
Savings	971,055	989,990	981,517
Time	1,198,059	1,247,274	1,252,073

Total interest-bearing deposits	2,394,784	2,484,451	2,498,003
Noninterest-bearing	381,937	440,988	431,736

Total deposits	2,776,721	2,925,439	2,929,739
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	54,129	66,634	58,273
Other	39,000	45,000	0

Total short-term borrowings	93,129	111,634	58,273
Federal Home Loan Bank long-term debt	68,197	286,655	317,660
Other long-term debt	30,930	30,930	30,930
Accrued interest and other liabilities	38,580	36,269	35,541

Total Liabilities	3,007,557	3,390,927	3,372,143

SHAREHOLDERS’ EQUITY
Common stock	392,156	392,607	391,962
Retained earnings	76,783	75,357	79,375
Accumulated comprehensive income	(8,581)	(7,876)	(6,695)
Treasury stock, at cost	(160,833)	(160,207)	(95,494)

Total Shareholders’ Equity	299,525	299,881	369,148

Total Liabilities and Shareholders’ Equity	$3,307,082	$3,690,808	$3,741,291

ADDITIONAL DATA — RISK BASED CAPITAL

	Sep. 30,	June 30,	March 31,	Dec. 31,	Sep. 30,
	2006	2006	2006	2005	2005
Tier 1 Capital	$300,551	$296,334	$297,602	$299,680	$369,735
Tier 1 Ratio	11.89%	11.37%	11.58%	11.49%	13.93%
Total Capital	$332,302	$326,464	$329,897	$332,458	$403,044
Total Capital Ratio	13.14%	12.52%	12.83%	12.75%	15.19%
Total Risk-Adjusted Assets	$2,528,102	$2,606,871	$2,570,847	$2,608,167	$2,653,795
Leverage Ratio	8.85%	8.72%	8.47%	8.12%	9.74%

FIRST FINANCIAL BANCORP.
AVERAGE CONSOLIDATED STATEMENTS OF CONDITION
(Dollars in thousands)
(Unaudited)

			Quarterly Averages			Year-to-Date Averages
	Sep. 30,	June 30,	March 31,	Dec. 31,	Sep. 30,	Sep. 30,
	2006	2006	2006	2005	2005	2006	2005
ASSETS
Cash and due from banks	$109,896	$115,406	$123,129	$129,663	$124,833	$116,095	$121,923
Interest-bearing deposits with other banks	0	0	0	0	0	0	49
Federal funds sold and securities purchased under agreements to resell	158,940	122,413	141,513	127,701	20,938	141,019	18,717
Investment securities	370,095	380,532	497,528	620,868	625,418	415,585	638,729
Loans
Commercial	642,378	626,912	580,681	577,096	595,166	616,883	613,144
Real estate-construction	94,135	83,719	85,672	94,508	96,845	87,873	88,771
Real estate-commercial	611,602	651,156	642,386	629,497	623,829	634,935	620,475
Real estate-retail	709,539	743,948	762,353	806,516	862,600	738,420	860,846
Installment, net of unearned	235,492	262,019	287,182	312,215	370,194	261,375	377,623
Home equity	229,583	222,878	214,675	213,135	210,221	222,433	203,467
Credit card	22,741	22,017	21,748	21,517	21,224	22,172	20,771
Lease financing	1,290	1,599	2,058	2,672	3,236	1,646	3,934

Total loans	2,546,760	2,614,248	2,596,755	2,657,156	2,783,315	2,585,737	2,789,031
Less
Allowance for loan losses	30,284	40,445	42,402	41,741	42,630	37,666	43,808

Net loans	2,516,476	2,573,803	2,554,353	2,615,415	2,740,685	2,548,071	2,745,223
Loans held for sale	33,245	350	0	0	0	11,320	0
Premises and equipment	78,798	76,150	73,556	72,351	71,256	76,187	69,058
Goodwill	28,260	28,261	28,134	28,120	28,478	28,219	28,572
Other intangibles	6,721	7,214	7,703	7,820	7,480	7,209	7,530
Accrued interest and other assets	123,986	124,710	119,496	117,259	123,395	122,748	114,954
Assets related to discontinued operations	0	0	0	0	84,912	0	97,480

Total Assets	$3,426,417	$3,428,839	$3,545,412	$3,719,197	$3,827,395	$3,466,453	$3,842,235

LIABILITIES
Deposits
Interest-bearing	$235,762	$180,046	$203,363	$180,999	$187,458	$206,509	$169,014
Savings	1,025,025	1,062,334	1,040,940	1,018,271	1,031,441	1,042,708	1,045,154
Time	1,232,111	1,234,646	1,242,033	1,288,792	1,254,798	1,236,227	1,258,505

Total interest-bearing deposits	2,492,898	2,477,026	2,486,336	2,488,062	2,473,697	2,485,444	2,472,673
Noninterest-bearing	401,685	424,227	417,061	433,228	428,881	414,268	429,221

Total deposits	2,894,583	2,901,253	2,903,397	2,921,290	2,902,578	2,899,712	2,901,894
Short-term borrowings
Federal funds purchased and securities sold under agreements to repurchase	53,958	49,563	51,592	58,923	75,131	51,713	68,046
Federal Home Loan Bank short-term borrowings	0	0	0	0	11,618	0	21,652
Other	37,673	39,819	45,822	13,209	10,155	41,075	7,619

Total short-term borrowings	91,631	89,382	97,414	72,132	96,904	92,788	97,317
Federal Home Loan Bank long-term debt	78,295	82,480	185,399	315,326	319,105	114,999	323,816
Other long-term debt	30,930	30,930	30,930	30,930	30,930	30,930	30,930

Total borrowed funds	200,856	202,792	313,743	418,388	446,939	238,717	452,063
Accrued interest and other liabilities	32,069	28,707	29,694	28,585	32,694	30,165	29,339
Liabilities related to discontinued operations	0	0	0	0	77,712	0	89,692

Total Liabilities	3,127,508	3,132,752	3,246,834	3,368,263	3,459,923	3,168,594	3,472,988

SHAREHOLDERS’ EQUITY
Common stock	391,325	392,354	392,666	392,253	391,773	392,110	392,090
Retained earnings	77,487	73,237	73,710	80,135	74,114	74,825	70,280
Accumulated comprehensive income	(10,708)	(9,999)	(7,538)	(8,323)	(6,301)	(9,427)	(5,538)
Treasury stock, at cost	(159,195)	(159,505)	(160,260)	(113,131)	(92,114)	(159,649)	(87,585)

Total Shareholders’ Equity	298,909	296,087	298,578	350,934	367,472	297,859	369,247

Total Liabilities and Shareholders’ Equity	$3,426,417	$3,428,839	$3,545,412	$3,719,197	$3,827,395	$3,466,453	$3,842,235